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                     December 21, 2023

       Thierry Jiewei Li
       Chief Financial Officer
       CBAK Energy Technology, Inc.
       CBAK Industrial Park, Meigui Street, Huayuankou
       Economic Zone, Dalian City
       Liaoning Province, China 116450

                                                        Re: CBAK Energy
Technology, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-32898

       Dear Thierry Jiewei Li:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program